Exhibit 99.1

Contacts: Barrier Therapeutics, Inc. Anne M. VanLent 609-945-1202

Noonan Russo
Mark Vincent
212-845-4239

FOR IMMEDIATE RELEASE

     Barrier Therapeutics Announces Fourth Quarter and Fiscal 2004 Results

Princeton, NJ, February 28, 2005—Barrier Therapeutics, Inc. (NASDAQ: BTRX), a pharmaceutical company developing and commercializing products in the field of dermatology, today reported financial results for the fourth quarter and the year ended December 31, 2004.

“Barrier had a successful year in 2004 as marked by clinical-stage product advancements, the continued building of a commercial infrastructure, and the completion of our initial public offering. These advancements confirm our team’s commitment to building a new pharmaceutical company with innovative products to address the therapeutic needs of dermatology patients,” stated Geert Cauwenbergh, Ph.D., Chairman and CEO of Barrier Therapeutics.

“2005 will mark our transition into a commercial entity as our first year with product revenues in addition to our historical grant and contract revenues. By acquiring Solage® (mequinol 2%, tretinoin 0.01%) Topical Solution, a patented, prescription product, which we now market in the United States and Canada, we have a strong start to 2005. We also anticipate launching Zimycan™ during the second half of 2005 in the United States. Finally, in addition to these events with short term commercial impact, the progress we are making in our other short and medium term internal development programs continues to support our overall strategic goal of building Barrier into a premiere prescription dermatology company,” added Dr. Cauwenbergh.

2004 Financial Results:

Total revenues for the year ended December 31, 2004 were $897,000, which represents an increase of $530,000, as compared to revenues of $367,000 in 2003. This increase is primarily due to increases in grant and contract revenues.

Research and development expenses for the year ended 2004 totaled $30.9 million, as compared to $17.5 million for fiscal year 2003. This was due primarily to aggregate spending related to the advancement of Barrier’s registration and clinical-stage drug candidates. Research and development expenses for the fourth quarter of 2004 totaled $10.8 million, as compared to $6.0 million for the same period in 2003. The majority of the third party project expenses for all of 2004 and the fourth quarter of 2004 were related to the development of Hyphanox™, Sebazole™, and Zimycan.

At December 31, 2004, the Company had $89.1 million in cash, cash equivalents and marketable securities, as compared to $53.8 million as of December 31, 2003. This balance does not include approximately $36 million raised in February 2005 from the Company’s follow-on public offering.

Barrier Therapeutics Announces Fourth Quarter and Fiscal 2004 Results

Net loss for the year ended 2004 was $39.7 million, as compared to a net loss of $20.2 million for the year ended 2003. The net loss attributable to common stockholders was $44.3 million, or $3.02 loss per share, for the year ended 2004, which includes preferred stock accretion of $4.6 million in 2004, as compared to a net loss attributable to common stockholders of $28.6 million, or $83.95 loss per share, for the year ended 2003, including preferred stock accretion of $8.4 million in 2003. Pro forma net loss attributable to common stockholders for the year ended 2004 was $2.23 loss per share in 2004, compared to $2.39 loss per share for the same period in 2003. The pro forma net loss per share attributable to common stockholders gives effect to the conversion of Barrier’s outstanding shares of redeemable convertible preferred stock into common stock as if each conversion occurred when the preferred stock was issued. All preferred stock was converted into common stock at the time of the Company’s initial public offering in April 2004 in which the Company issued an additional 5 million shares of common stock.

The net loss for the fourth quarter of 2004 was $13.3 million, as compared to a net loss of $6.9 million for the fourth quarter of 2003. The net loss attributable to common stockholders was $13.3 million, or $0.62 loss per share, for the fourth quarter of 2004, as compared to $9.9 million, or $22.45 loss per share, for the fourth quarter of 2003, which includes preferred stock accretion of $3.1 million in 2003.

2004 Accomplishments;

Zimycan™:

Zimycan is a topical ointment of 0.25% miconazole, an antifungal agent, in a zinc oxide and petrolatum base being developed for the treatment of diaper dermatitis complicated by candidiasis. During 2004, the Company announced positive Phase 3 data for Zimycan and submitted an amended New Drug Application (NDA) for U.S. regulatory approval.

Sebazole™:

Sebazole is a topical formulation of 2.0% ketoconazole, an antifungal agent, in a waterless gel, being developed as a short (2 weeks), once daily, treatment for seborrheic dermatitis. During 2004, the Company initiated and completed a confirmatory Phase 3 clinical trial for Sebazole that demonstrated positive results and confirmed the results of Barrier’s previously conducted Phase 3 trials. Barrier plans to file an NDA for Sebazole based upon the results of these three Phase 3 studies.

Hyphanox™:

Hyphanox is a unique 200 mg tablet formulation of itraconazole, which is an antifungal agent that is used for the treatment of various fungal infections including vaginal candidiasis, commonly known as vaginal yeast infection, and onychomycosis, commonly known as nail fungus. This tablet formulation, if approved, would provide for more convenient once daily dosing and more uniform and reproducible absorption of the drug, which could increase the therapeutic reliability of itraconazole. Early in 2004, Barrier began enrolling patients with vaginal candidiasis in a Phase 3 clinical trial for its new 200 mg tablet formulation of Hyphanox. The Company expects to enroll approximately 1,200 women in this trial at more than 40 centers in the United States and Latin America.

Liarozole:

Liarozole is Barrier’s first product candidate based on a class of molecules known as retinoic acid metabolism blocking agents, or RAMBAs. Liarozole is being developed as an oral treatment for congenital ichthyosis, a rare genetic disease that is characterized by severe dryness and scaling of

Barrier Therapeutics Announces Fourth Quarter and Fiscal 2004 Results

the skin often occurring over large areas of the body. During 2004, the FDA granted Liarozole Orphan Drug Status for the treatment of congenital ichthyosis.

Commercial Advancements:

Barrier continued to build its commercial network during 2004 by establishing product sales and distribution agreements that strengthen both its domestic and international sales infrastructure, including establishing commercialization and distribution agreements with:

•	Grupo Ferrer Internacional, S.A of Barcelona, Spain, under which, Ferrer will be Barrier’s exclusive marketer and distributor of Barrier’s Zimycan, Sebazole, Liarozole, and Ketanserin products in more than 60 countries throughout Europe, Latin America and Africa; and

•	HEALTHPOINT Ltd., under which, HEALTHPOINT will have the exclusive rights to market Zimycan to healthcare institutions in the United States and Canada.

2005 Corporate Objectives;

This section provides forward-looking information about Barrier Therapeutics’ projected corporate objectives for 2005 based upon projections from current operations. The disclosure notice paragraph regarding forward-looking statements at the end of this news release is especially applicable to this section.

In 2005, Barrier Therapeutics intends to continue strengthening its commercial organization, advancing its clinical pipeline, and executing the Company’s overall corporate strategy. The Company has outlined the following corporate objectives for 2005:

•	Solage: Selectively re-position and market Solage Topical Solution in the United States and Canada

•	Zimycan:

o	Seek U.S. FDA approval

o	Prepare for launch in the United States

o	Obtain MRP approvals and launch in Europe

•	Sebazole: File an NDA for seborrheic dermatitis

•	Hyphanox:

o	Complete Phase 3 trial for vaginal candidiasis

o	Initiate Phase 3 trials for onychomycosis

o	File NDA for vaginal candidiasis

•	Liarozole: Initiate Phase 2/3 trials in congenital ichthyosis

•	Rambazole:

o	Complete ongoing, Phase 2a clinical trials

o	Advance into Phase 2b clinical trials in psoriasis

•	Azoline: Advance into Phase 2b clinical trials

Barrier Therapeutics Announces Fourth Quarter and Fiscal 2004 Results

Conference Call & Webcast Information

Barrier’s senior management will host a conference call today, Monday, February 28, 2005 at 5:00 p.m. New York time to review 2004 fourth quarter and fiscal year financial results, discuss operations, and provide guidance on Barrier’s 2005 business outlook. Live audio of the conference call will be available to investors, members of the news media and the general public by dialing 1- 877-825-5811 (in the United States) or 1-973-582-2767 (internationally). A playback of the call will be available by dialing 1-877-519-4471 (in the United States), or 1-973-341-3080 (internationally) and entering passcode 5734717. To access the call by live webcast, please visit the Investor Relations section of our website at http://www.barriertherapeutics.com. An archived version of the webcast will also be available at the same location.

About Barrier Therapeutics, Inc.

Barrier Therapeutics, Inc. is a pharmaceutical company focused on the discovery, development and commercialization of pharmaceutical products in the field of dermatology. The Company currently markets Solagé for the treatment of solar lentigines in the U.S., a common condition also known as “age spots” or “liver spots,” and for the broader indication including related hyperpigmented lesions in Canada. Barrier has eight product candidates in various stages of clinical development. The four most advanced product candidates include one for the treatment of diaper dermatitis complicated by candidiasis, which is in registration and three products, which are in or entering Phase 3 clinical trials for the treatment of seborrheic dermatitis, fungal infections, including vaginal candidiasis, and congenital ichthyosis. Barrier has product candidates in earlier stages of clinical development for the treatment of acne, psoriasis and fungal infections. The Company is headquartered in Princeton, New Jersey and has wholly owned subsidiaries in Geel, Belgium and Ontario, Canada. Web site: http://www.barriertherapeutics.com.

Safe Harbor Statement

In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding the timing of the anticipated launch of Zimycan and the regulatory filings for Sebazole, the potential clinical benefits of Hyphanox, the expected patient enrollment for clinical trials and the items listed under the heading “2005 Corporate Objectives”. Forward-looking statements provide Barrier’s current expectations or forecasts of future events. Barrier’s performance and financial results could differ materially from those reflected in these forward-looking statements due to the decisions of regulatory authorities, our ability to execute our clinical and commercial strategy, the results of our clinical trials, general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries generally, and due to Barrier’s further analysis of clinical results and strategic decisions regarding its pipeline. For a discussion of these and other risks and uncertainties that may effect the forward-looking statements please see the risk factors in our Registration Statement on Form S-1, which is on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Barrier undertakes no obligation to update publicly any forward-looking statement.

(Financial Tables to Follow)

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Barrier Therapeutics Announces Fourth Quarter and Fiscal 2004 Results

     Barrier Therapeutics, Inc.
Condensed Consolidated Statements of Operations

(All amounts in thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2003	2004	2003	2004
	(unaudited)	(unaudited)		(unaudited)
Revenues:

Contract revenue	$—	$75	$—	$100
Grant revenue	164	240	367	797

Total revenues	164	315	367	897

Operating expenses:
Research and development	6,046	10,849	17,485	30,905
Sales and marketing	—	1,591	—	4,310
General and administrative	1,357	2,016	3,730	7,164

Total operating expenses	7,403	14,456	21,215	42,379

Loss from operations	(7,239)	(14,141)	(20,848)	(41,482)
Income tax benefit	217	367	217	367
Interest income, net	149	461	416	1,372

Net loss	(6,873)	(13,313)	(20,215)	(39,743)

Preferred stock accretion	(3,056)	—	(8,432)	(4,592)

Net loss attributable to common stockholders	$(9,929)	$(13,313)	$(28,647)	$(44,335)

Basic and diluted net loss attributable to common	$(22.45)	$(0.62)	$(83.95)	$(3.02)

Weighted average shares outstanding — basic and diluted	442,196	21,637,387	341,256	14,677,710

Pro forma Basic and diluted net loss attributable to common	$(0.61)	$(0.62)	$(2.39)	$(2.23)

Pro forma weighted average	16,403,093	21,637,387	11,972,024	19,895,695

Barrier Therapeutics, Inc.
Balance Sheet Data
(in thousands)

	December 31,
	2003	2004
		(unaudited)
Cash and cash equivalents	$11,472	$11,908
Marketable securities	$42,305	$77,174
Total assets	$56,971	$92,784
Current liabilities	$4,050	$8,771
Total convertible preferred stock	$114,261	$—
Total liabilities and stockholders equity	$56,971	$92,784

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